TRADEMARK ASSIGNMENT AGREEMENT

TRADEMARK ASSIGNMENT AGREEMENT dated as of August 17, 2022, made by INTELLIMEDIA NETWORKS, INC., a Nevada corporation (collectively “Assignors”), in favor of FRONTERA GROUP, INC., a Nevada corporation (“Assignee”).

WHEREAS, Assignors are the owners of the trademarks (including all registrations and applications therefor) listed on Schedule 1 attached hereto for the goods and/or services identified therein (the “Trademarks”);

WHEREAS, pursuant to the Intellectual Property Purchase Agreement, dated as of the date hereof, between Assignors and Assignee, Assignors are obligated to assign all right, title and interest in and to the Trademarks and any and all goodwill associated with the Trademarks to Assignee; and

WHEREAS, Assignors wish to confirm this assignment for purposes of filing the same with the United States Patent and Trademark Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignors hereby transfer, assign, and otherwise convey to Assignee, all of Assignors’ right, title, and interest in and to each of the Trademarks, along with the following:

1.the goodwill of the business symbolized by and associated with the Trademarks;

2.that portion of Assignors’ businesses in connection with which it has a bona fide intent to use those Trademarks that were filed on an intent-to-use basis and for which an Amendment to Allege Use or a Statement of Use has not yet been filed and accepted by the relevant Trademark Office or other governing authority; and

3.all rights to proceeds of the foregoing, including, without limitation, any claim by Assignors against third parties for past, present, or future infringement of the Trademarks.

Assignors have caused this Trademark Assignment to be duly executed and authorized as of the date hereof.

INTELLIMEDIA NETWORKS, INC.
By:	/s/ Darshan Sedani
Name: Darshan Sedani
Title: Chief Executive Officer

SCHEDULE 1

TRADEMARKS

1. Mixie